Exhibit 99.2

Virginia American Water Reaches Settlement Agreement in General Rate Case

ALEXANDRIA, VA (June 9, 2026) – On June 5, Virginia American Water filed with the Virginia State Corporation Commission (the “SCC”) a settlement agreement for its current statewide General Rate Case. The filing memorializes the settlement agreement reached with the staff of the SCC and several intervenors and remains subject to SCC review and approval.

In the General Rate Case, filed by the company on November 3, 2025, Virginia American Water sought approximately $22 million of increased annualized water and wastewater revenues. Under the terms of the settlement, the parties agreed to a $16 million annualized increase in Virginia American Water’s revenues. The annualized revenue increase is being driven primarily by approximately $115 million in ongoing capital investments completed and planned to be made between May 2025 and April 2027. The request reinforces the Company’s commitment to implementing critical system upgrades and continuing to improve water quality and reliability for its approximately 384,000 people served.

Interim rates for Virginia American Water customers became effective May 2, 2026, and will remain in place until the SCC issues its final rate order. The difference between interim and final approved rates will be refunded with interest once the final rates are determined by the SCC.

Virginia American Water wants to remind customers about its existing bill paying assistance programs, payment arrangements or budget billing options available on the customer MyWater portal at virginiaamwater.com. Income-eligible customer requirements may also apply for assistance through the company’s H2O Help to Others program, administered by Dollar Energy Fund. More information can be found at virginiaamwater.com under “Customer Service & Billing”, “Customer Assistance Programs.”

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886 and celebrating 140 years in 2026, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to approximately 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s approximately 7,000 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders. For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Virginia American Water Virginia American Water, a subsidiary of American Water, is the largest investor-owned water utility in the state, providing high-quality and reliable water services to over 384,000 people. For more information, visit www.virginiaamwater.com and follow Virginia American Water on Twitter and Facebook.

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Media Contact:
Marybeth Leongini
External Affairs Manager
(703) 706-3871
Marybeth.leongini@amwater.com

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